Exhibit 21.1

SUBSIDIARIES OF OWL ROCK CAPITAL CORPORATION

Name	Jurisdiction

OR LENDING LLC	DELAWARE

ORCC FINANCING LLC	DELAWARE

ORCC FINANCING II LLC	DELAWARE

ORCC FINANCING III LLC	DELAWARE

OR DH LLC	DELAWARE

OR MH LLC	DELAWARE

OR HH LLC	DELAWARE